SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)

                           RITA MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76774E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     7/27/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 13 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL VI
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3166265

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              751,491

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              751,491

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    751,491

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                     [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.4%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA PARTNERS (O)
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3166264

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA TECHNOLOGY PARTNERS VI
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3166266

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              41,289

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              41,289

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    41,289

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             LESS THAN 1%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DONALD VALENTINE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             PIERRE LAMOND
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                      [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 8 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             THOMAS F STEPHENSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 9 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E103                                               13 G                  Page 10 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              792,780

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              792,780

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   792,780

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN

------------ ---------------------------------------------------------------------------------------------------------

-------------------------------                     ----------------------------
CUSIP NO. 76774E103                    13 G             Page 11 of 13 Pages
-------------------------------                     ----------------------------

ITEM 1.


                  (a)      Name of Issuer:  Rita Medical Systems, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:
                                                     967 North Shoreline Blvd.
                                                     Mountain View, CA  94043


ITEM 2.

(a)      Name of Persons Filing:    Sequoia Capital VI ("SC VI")
                                    Sequoia Partners (O)  ("SP(O)")
                                    Sequoia Technology Partners VI
                                      ("STP VI")
                                    Donald Valentine  ("DV")
                                    Pierre Lamond ("PL")
                                    Michael Moritz ("MM")
                                    Douglas Leone  ("DL")
                                    Mark Stevens  ("MS")
                                    Thomas F. Stephenson  ("TFS")

(b)      Address of Principal Business Office or, if none, Residence:
                                    3000 Sand Hill Road, 4-280
                                    Menlo Park, CA  94025

(c)      Citizenship:      PL, MM, DL, DV, MS, TFS:  USA
                           SP(O), SC VI, STP VI:  California

(d)      Title of Class of Securities:      Common

(e)      CUSIP Number:                      76774E103


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 NOT APPLICABLE

ITEM 4. Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

-------------------------------                     ----------------------------
CUSIP NO. 76774E103                    13 G             Page 12 of 13 Pages
-------------------------------                     ----------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

        Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE

ITEM 10. CERTIFICATION

        (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

-------------------------------                     ----------------------------
CUSIP NO. 76774E103                    13 G             Page 13 of 13 Pages
-------------------------------                     ----------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2001

SEQUOIA CAPITAL VI
By its General Partner
Sequoia Partners (O)

-------------------------------
Michael Moritz, General Partner

Sequoia Technology Partners VI

-------------------------------
Donald Valentine

-------------------------------
Pierre Lamond

-------------------------------
Thomas F. Stephenson

-------------------------------
Michael Moritz

-------------------------------
Mark Stevens